Exhibit 10.03

June 19, 2014
Adam S. Winger, Esq.
3937 Forest Avenue
Birmingham, Alabama 35213

Dear Mr. Winger:

On behalf of American CareSource Holdings, Inc., I am pleased to present this offer of employment as General Counsel and Vice President of Acquisitions, reporting directly to Richard Turner, Chief Executive Officer.  This is a full-time exempt position, and you will be compensated at an annual rate of $225,000, less applicable legal deductions, payable in accordance with the regular payroll practices of the Company.  I am sure you recognize that the quotation of an annual salary is for purposes of communication and is not intended to imply a specific condition or length of employment.  If you accept this offer, your effective date of hire will be July 1, 2014 (the "Commencement Date").  Thereafter, annual performance and compensation reviews will take place in accordance with Company policy.  This offer is contingent upon successful results of your pre-employment drug screening and satisfactory reference check and background investigation.

As a full-time employee, you are eligible to participate in the Company's benefits program as described in the enclosed new employee package.  You will also earn paid time off (PTO) in the amount of 29 days per year, plus 8 paid holidays.  Further, you shall be entitled to such 401 K plan and other retirement plan participation as are made available to the Company's personnel generally, as in effect by the Company from time to time.  You will be provided all applicable office equipment and supplies to facilitate working from mutually agreeable office space in Birmingham, Alabama.  The Company will lease such office space prior to July 31, 2014.  After the closing of the first transaction subsequent to the commencement of your employment, you will be entitled to hire a legal assistant or paralegal, provided that the employment of any such individual shall be subject to the prior approval of the Company.  You will be allowed up to $4,000 annually for professional expenses, including, without limitation, professional license fees, professional association membership fees, publications, and continuing legal education.  The Company will also pay for access to legal research and corporate counsel form database in an amount not to exceed $2,500, per year unless otherwise agreed, in writing, by the Company.  You may engage outside counsel to advise you on day-to-day legal issues relating to the Company's urgent care business, but only after such counsel has been approved by the Company in its reasonable discretion.  Lastly, you will be reimbursed for expenses to travel to and attend one of the annual UCAOA conferences.  You will also be required to make frequent trips to the Atlanta metropolitan area as requested by the Chief Executive Officer.

As General Counsel and Vice President of Acquisitions, you will be entitled to participate in the Company's Stock Option Plan (the "Stock Option Plan" and all options granted under the Stock Option Plan, the "Options").  Under the Stock Option Plan, you will receive an initial award of Options entitling you to purchase up to 69,000 shares of common stock, one-cent par value, of the Company.  The Company may grant to you from time to time additional Options.  All initial Options will be granted at an exercise price equal to the prevailing market price of the Company's stock on the date you commence employment with the Company (anticipated to be July 1, 2014).  The initial Options will vest over a period of five years, with the first 20% of such Options to vest on the first anniversary of the Commencement Date, and the remaining options vesting monthly over a period of 48 months.  In addition, you will receive an annual grant of Options equal to 10% of your annual salary based on the prevailing market price of the Company's stock on the date of grant with such Options subject to the same 5 year vesting as the initial Option grant.  You will be considered for participation in the Company's bonus compensation plan as in effect from time to time.  Your participation will be at 25% of your annual salary.  The actual amount of bonus award shall be approved by the Company's Board of Directors or committee thereof and will be based upon the Board's discretion and assessment of your performance, and that of the Company, against goals established annually by the Chairman of the Board and promptly communicated to you.  For the first two years of employment, you will receive a guaranteed bonus in an amount of $25,000, due and payable in 2015 and 2016 at the conclusion of the 2014 and 2015 financial statement audit.  You will also receive a one-time sign-on bonus equal to $9,000.  The sign-on bonus will be grossed up for all applicable taxes.  We will pay Baker Donelson the $9,000, and we will pay you the additional grossed-up amount.

You will receive a bonus of $60,000 to be paid within thirty (30) days after the closing of the final transaction that results in our acquisition of at least 5 urgent care sites in or around Birmingham, Alabama.  You will also receive a bonus of 1% of the purchase price for any closed transaction originating from a relationship that you bring to or develop for American CareSource Holdings, Inc., provided that such 1% bonus shall not apply to the transaction referred to in the first sentence of this paragraph.  The 1% bonus will be paid within thirty (30) days after the closing of any such transaction, in cash, stock or a combination thereof, in such proportions as you may direct.  Final investment decisions concerning any transaction, including those that would entitle you to a 1% bonus, will be independently approved by the Company.  Any bonus or incentive compensation paid to you shall be in addition to your annual base salary and will be subject to any applicable legal deductions in accordance with regular practices of the Company.

If separation of employment arises due to termination by Company's without "cause" (as defined below), termination by you with "good reason," or if a "change of control" occurs, then (i) the Company shall pay you, commencing immediately upon such termination of employment, monthly (or biweekly at the Company's discretion) amounts equal to your then applicable base salary, excluding bonus, for a period of six months after termination, and (ii) all Options and other equity incentives then granted to you, if any, which are unvested at the date of the Change of Control shall immediately vest and be exercisable.

As used herein, "cause" shall mean:

i.
Material breach by you of any material prov1s1on of this Agreement, which breach, if susceptible to cure, shall not have been cured by you within ten (10) days of receipt of written notice of said breach;

ii.
Misconduct as an employee of the Company, including but not limited to: misappropriating any funds or property of the Company; attempting to willfully obtain any personal profit from any transaction in which you have an interest which is adverse to the interests of the Company; or any other act or omission which substantially impairs the Company's ability to conduct its ordinary business in its usual manner;

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iii.	Unreasonable neglect or refusal to perform the duties assigned to you under or pursuant to this Agreement;

iv.	Conviction of or plea of nolo contendere to a felony;

v.
The possession or use by you of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs your ability to perform your duties under this Agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol; or

vi.	Any other act or omission which subjects the Company or any of its subsidiaries to substantial public disrespect, scandal or ridicule.

As used herein, a "change of control" of the Company shall mean any of the following: (i) the acquisition by any person (individual, entity or group) of direct or beneficial ownership of more than 50% of the then outstanding shares of the Company and, for this purpose, the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or related rules promulgated by the Securities and Exchange Commission; (ii) a sale of all or substantially all of the assets of the Company; or (iii) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company.  Notwithstanding the forgoing, the following acquisitions shall not constitute a "change of control": (i) any acquisition by the Company; or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company.

As used herein, "good reason" shall mean (1) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee, (2) the Company's request or demand that you relocate from the Birmingham, AL area, or (3) the occurrence or existence of any other circumstance constituting constructive termination under applicable law.

You will be reimbursed for all reasonable expenses, including but not limited to expenses for travel, cell phone, meals and entertainment you incur in connection with and reasonably related to the furtherance of the Company's business.  To obtain such reimbursement, you will need to submit expense reports and receipts documenting the expenses incurred in accordance with Company policy.

The Company shall, to the fullest extent permitted by applicable law, defend, indemnify and hold you harmless from and against any and all losses, fees, assessments, damages, liabilities, expenses, judgments, fines, settlements, and other amounts, including, without limitation, attorneys' fees and paralegal charges, reasonably and actually incurred by you in connection with any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) in which you are involved, as a party or otherwise, by reason of your work for or on behalf of the Company, or the rendering of advice or consultation with respect thereto, or otherwise by reason of the fact that you are or were an employee of Company.

Enclosed is an American CareSource Holdings new employee package which contains the necessary employment forms for your completion and signature.  Our benefit information and enrollment forms are also included.  For your convenience and to expedite processing, you may return all completed forms to me via the reusable Federal Express envelope, label enclosed, containing the above-referenced documents.

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The Business Conduct Code and Employee Handbook outlines our current employment policies and benefits, including health insurance.  It also describes your responsibilities to American CareSource Holdings as an employee.  All employees are required to read the Business Conduct Code and Employee Handbook for familiarization with American CareSource Holdings' policies, as well as to sign an acknowledgement that they have reviewed each of these documents.

This letter is not meant to constitute a contract of employment for a specific term.  Employment with the Company is "at will," which means that both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

Further, your employment with the Company shall be contingent upon your execution of, and the Company's receipt of, the Non-Competition, Non-Solicitation and Confidentiality Agreement, substantially in the form attached hereto as Exhibit A.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees.  Enclosed in the new employee package is a copy of Form 1-9 which you will be required to complete.  Please bring the appropriate documents listed on this form with you when you report for work.  We will not be able to employ you if you fail to comply with this requirement.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter.

Please indicate your acceptance of this employment offer by signing both original copies of the letter, retaining one copy for your records and returning the second copy to me.

Kindest personal regards,

/s/ Richard W. Turner
Richard W. Turner, Ph.D. Chairman and Chief Executive Officer

I accept your offer of employment and acknowledge receiving a copy of the current Business Conduct Code and Employee Handbook.  I also acknowledge that the information contained therein is confidential, and I agree not to relinquish this information to other parties.  Violation of this clause shall, without any further action by American CareSource Holdings, Inc., entitle American CareSource Holdings, Inc. to either immediately rescind this offer of employment or terminate your employment.

/s/ Adam S. Winger	June 23, 2014
Adam S. Winger	Date

By signing this agreement, I acknowledge that I have not entered into any non-compete agreements that would prevent me from working for American CareSource Holdings, Inc.

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EXHIBIT A

NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT

This NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT (this "Agreement") is entered into effective for all purposes as of this 23rd day of June 2014, by Adam Winger ("Employee") in favor of American CareSource Holdings, Inc., a Delaware Corporation, and/or any of its affiliates, parents, subsidiaries, or other related entities (collectively, the "Company").

In consideration and as a condition of Employee's employment by the Company, Employee hereby agrees as follows:

1.
Confidentiality.  At all times, Employee shall keep confidential, except as the Company may otherwise consent to in writing, and not disclose, or make any use of except for the benefit of the Company and of services for the Company, any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates (collectively, the "Confidential Information"), which Employee may produce, obtain, or otherwise learn of during the course of his/her performance of services and after the cessation of Employee's employment with the Company.  Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of an authorized representative of the Company.

Notwithstanding anything to the contrary contained herein, the term "Confidential Information" shall not include, and this Agreement shall be inoperative as to, information which (a) is or becomes generally available to the public or to a knowledgeable member of the urgent care industry other than as a result of a disclosure by Employee in breach of this Agreement, (b) becomes available to Employee from a source (other than the Company or its agents) which, to Employee's knowledge, is entitled to disclose such information without breach of an obligation of confidentiality owed to the Company, or (c) is independently developed by Employee without use of the Confidential Information.

Nothing contained herein shall prohibit Employee from disclosing any of the Confidential Information which Employee becomes legally compelled (by law, regulation, regulatory or self-regulatory authority or otherwise) to disclose.  In the event that Employee becomes legally compelled to disclose any such Confidential Information, Employee shall, to the extent practicable, provide Company with prompt prior notice of such disclosure obligation so that the Company may, at its option and expense, seek a protective order or other appropriate remedy with respect to such disclosure.  In the event that the Company seeks a protective order or other remedy with respect to such proposed disclosure, Employee shall, at the Company's request and expense, use commercially reasonable efforts to cooperate with the Company in attempting to secure the same.

As used in this Agreement, the term "cessation of Employee's employment with the Company" shall mean any separation from Employee's employment at the Company, either voluntarily or involuntarily, either with cause or without cause, or whether the separation is at the behest of the Company or Employee.

2.
Return of Confidential Material.  Upon the cessation of Employee's employment with the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, lab notes, and books and data of any nature pertaining to any Confidential Information of the Company or to the services provided by Employee, and Employee will not take or retain (in any form or format) any description containing or pertaining to any Confidential Information which Employee may produce or obtain during the course of the Employee's association with the Company.

3.
Trade Secrets of Others.  Employee represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust, and Employee will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any other person or entity.  Employee will not enter into any agreement, either written or oral, in conflict herewith.

4.
Non-Competition; Non-Solicitation.  For purposes of this Agreement, the term "Competitive Activity" shall mean engaging in or assisting any business, individual or entity that provides medical healthcare services in an urgent care setting within 25 miles of any urgent care center owned by the Company as of the date Employee ceases to be employed by the Company.  Employee will not knowingly do, or prepare to do, any of the following, either individually or through any entity controlled by Employee, and either on Employee's behalf or on behalf of any other person or entity competing or endeavoring to compete with the Company, directly or indirectly, during Employee's employment with the Company and during the period of two years after the cessation of Employee's employment with the Company, in the states within which the Company conducts its business from the date hereof through the date of cessation of employment:

A.
Own, manage, operate, control, consult for, be an officer or director of, work for or be employed in any capacity by any corporation, partnership, limited liability company, educational or not-for-profit institution or any other business, entity, agency, or organization which is in any way involved in the Competitive Activity; or

B.	Solicit prior or current customers, collaborators, joint ventures, or other business affiliations of the Company for any purpose associated with a Competitive Activity; or

C.
Solicit for employment or retention (or, following such solicitation, employ or retain) as an employee, independent contractor or agent, any employees or consultants of the Company to engage in, either with the Employee or in any other capacity, any Competitive Activity.

In the event the Employee improperly competes with the Company in any manner set forth above, the period during which Employee engages in such competition shall not be counted in determining the duration of the two-year non-compete restriction.

5.
Injunctive Relief.  Employee acknowledges that any breach or attempted breach of this Agreement or any provision hereof by Employee shall cause the Company irreparable harm for which any adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to obtain injunctive relief, without the necessity of posting a bond or other surety, restraining such breach or threatened breach.

6.
Modification.  This Agreement may not be changed, modified, released, discharged, abandoned , or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company.  Any subsequent change or changes in the relationship between the Company and Employee or in Employee's compensation by the Company shall not affect the validity or scope of this Agreement.

7.
Reasonable Terms.  Employee acknowledges and agrees that the restrictive covenants contained in this Agreement have been reviewed by Employee with the benefit of counsel and that such covenants are reasonable in all of the circumstances for the protection of the legitimate interests of the Company.

8.
Entire Agreement.  Employee acknowledges receipt of this Agreement and agrees that with respect to the subject matter thereof , it is Employee's entire agreement with the Company, superseding any previous oral or written communications , representations , understandings , or agreements with the Company or any officer or representative thereof.

9.
Severability.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof.  It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective, and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

10.
Successors and Assigns.  This Agreement shall be binding upon the heirs, executors, administrators, or other legal representatives of Employee and is for the benefit of the Company, its successors and assigns.

11.
Governing Law.  This Agreement shall be governed by the laws of the State of Alabama except for any conflicts of law rules thereof which might direct the application of the substantive laws of another state.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first forth above.

EMPLOYEE:

/s/ Adam S. Winger
Adam S. Winger

AMERICAN CARESOURCE HOLDINGS, INC.

By:	/s/ Richard W. Turner
Richard W. Turner
Chairman and Chief Executive Officer